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                  KMART CORPORATION AND SUBSIDIARY COMPANIES
                EXHIBIT 12 - INFORMATION ON RATIO OF EARNINGS
                         TO FIXED CHARGES COMPUTATION

                                                             Fiscal Year Ended
                                                -----------------------------------------
                                                January 26,    January 27,    January 29,
(Millions)                                         1994           1993           1992
                                                -----------   ------------    -----------
Net income (loss) from continuing
  retail operations before extraordinary
  item and the effect of accounting changes     $     (328)   $       882     $      789
Income taxes                                          (222)           445            400
                                                -----------   ------------    -----------
Pretax income (loss) from continuing
  retail operations                                   (550)         1,327          1,189

Equity income of unconsolidated affiliated
 retail companies that exceeds distributions           (19)           (11)           (26)

Fixed charges per below                                764            664            582
  Less interest capitalized during the period          (12)           (14)           (10)
                                                -----------   ------------    -----------
Earnings from continuing retail operations      $      183    $     1,966     $    1,735
                                                -----------   ------------    -----------
                                                -----------   ------------    -----------
Fixed Charges:
  Interest expense                              $      490    $       442     $      399
  Rent expense - portion of operating rentals
    representative of the interest factor              260            206            172
  Other                                                 14             16             11
                                                -----------   ------------    -----------
                                                $      764    $       664     $      582
                                                -----------   ------------    -----------
                                                -----------   ------------    -----------
 Ratio of income to fixed charges (1)               --                3.0            3.0
                                                -----------   ------------    -----------
                                                -----------   ------------    -----------

(1) The deficiency of earnings from continuing retail operations versus fixed charges was $581 for the fiscal year ended January 26, 1994.